Exhibit 99.2
News Release
For Immediate Release
For additional information from Infinity, Inc., please contact:
James W. Dean, Vice President, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Reports Strong Operational Results and
Continued Progress in the Fort Worth Basin
46% Increase in Proved Reserves from Year-End 2004 to Mid-Year 2005
26% Sequential Increase in Production Due to Initial Production in Texas and Colorado
Seismic Survey Completed in Erath County; Analysis of Data Underway
23 Permitted Locations in Erath and Comanche Counties
DENVER, CO — (PR Newswire) — August 11, 2005 — Infinity, Inc. (NASDAQ: IFNY) today provided an operational update and announced second quarter and first half operational results. An operational table follows this commentary.
Operational Update
Fort Worth Basin
Infinity Oil and Gas of Texas, Inc. (“Infinity-Texas”) announced that a previously-announced 3-D seismic survey in Erath County, which was sponsored by another operator and which generally overlies Infinity-Texas’ current and near-term operations, has been completed. Data from the 3-D seismic survey is being analyzed by Infinity-Texas and other participating operators to evaluate and enhance future drilling, completion and leasing operations. Specifically, Infinity-Texas will utilize the results of the 3-D seismic survey to “high-grade” its multi-year inventory of drilling locations in an effort to increase the effectiveness and efficiency of drilling and completion operations.
In addition, Infinity-Texas announced that it expects to place a contracted drilling rig into service in Erath County in early September. The slight delay in the initial deployment of the recently built drilling rig relates primarily to the recent sale of the rig and other assets by the previous owner to a new, larger owner and is not expected to materially impact the previously announced drilling and completion plans for 2005 in the Fort Worth Basin. Upon deployment, Infinity-Texas will spud the previously-announced vertical disposal well to assist gas production from existing and future wells completed by Infinity-Texas and, potentially, other operators.
Upon completion of the disposal well, Infinity-Texas will be positioned to commence its next round of drilling in Erath County (19 additional permitted drilling locations to date). In addition, upon completion of the disposal well, Infinity-Texas will be positioned to optimize the production rates of its initial five exploratory wells, the last of which (a non-Barnett Shale well) was connected in July.

News Release
For Immediate Release
Later in 2005, Infinity-Texas plans to begin its initial exploration efforts in Comanche County (four permitted locations to date) and will use a second drilling rig to drill what are expected to be vertical wells, so as to simultaneously explore both the Barnett Shale formation and shallower Lower Marble Falls formation. Including drilling efforts in Erath and Comanche Counties, Infinity-Texas expects to drill up to ten wells, possibly more, by the end of 2005 and expects an essentially continuous horizontal drilling effort in Erath County with the contracted drilling rig in 2006.
Sand Wash Basin
Infinity Oil & Gas of Wyoming, Inc. (“Infinity-Wyoming”) expects to drill its second horizontal well targeting the fractured Niobrara formation in the Sand Wash Basin of northwest Colorado during September or October. The initial horizontal fractured Niobrara well continues to produce at or near the strong level previously announced, or approximately 200 gross (150 net) barrels per day. Depending on weather conditions and continued rig availability, Infinity-Wyoming may drill a third horizontal fractured Niobrara well in 2005 or in the second quarter of 2006. Infinity-Wyoming plans to continue its geological and geophysical analyses of its acreage and surrounding area in the Sand Wash Basin in an effort to further evaluate the existence of and resource potential of additional fractured Niobrara oil beds.
Other Operations
Infinity-Wyoming continues to plan up to four additional wells in its Wamsutter Arch Pipeline Field in the Greater Green River Basin during late 2005 or early 2006, depending on rig availability.
Infinity continues to expect the execution of the development and production contract with the government of Nicaragua during the third quarter and will commence a technical evaluation process thereafter to assess the prospect and potentially market the prospect to a larger industry partner or partners.
Consolidated Oil Well Services, Inc. (“Consolidated”) continues to enjoy record operational and financial success and has increased its revenue guidance for 2005 to between $18.5 million and $19.0 million from a previous revenue guidance range of between $17.0 million and $18.0 million.
Second Quarter Results
Exploration and production generated revenue of approximately $2.2 million during the second quarter of 2005, a 30% increase from the approximate $1.7 million in the prior year period and a 53% increase from the approximate $1.4 million in the first quarter of 2005. Exploration and production operations produced approximately 336 million cubic

News Release
For Immediate Release
feet of natural gas equivalent (“MMcfe”) during the second quarter of 2005 (3.7 MMcfe per day, net), an increase of 6% from the 316 MMcfe produced in the prior year period and an increase of 26% from the 266 MMcfe produced in the first quarter of 2005.
Oil production during the second quarter from one Sand Wash Basin fractured Niobrara well and a partial contribution of gas production from the Fort Worth Basin, more than offset declining production from the Pipeline Field from the first quarter to second quarter of 2005 and offset declining production from the Pipeline Field in the second quarter of 2005 as compared to the second quarter of 2004. The Company expects continued increases in production in the third and fourth quarters due to larger contributions from recently completed wells and contributions from wells to be drilled and completed in the second half of 2005.
Oilfield services (provided by Consolidated) generated record quarterly revenue of $5.4 million in 2005, a 63% increase over the $3.3 million in the prior year period. Second quarter oilfield services revenue alone was nearly the same as oilfield services revenue generated in the first half of 2004, as discussed below. Consolidated performed 1,653 cementing, acidizing and fracturing jobs during the second quarter of 2005, a 37% increase over the 1,204 jobs in the prior year period and a 20% increase over the 1,375 jobs in the first quarter of 2005. Of the 449 job increase over the prior year period, 27 were increases in cement jobs (3% increase), 204 were increases in acidizing jobs (76% increase) and 218 were increases in fracturing jobs (132% increase).
First Half Results
Exploration and production generated revenue of approximately $3.5 million during the first half of 2005, a 19% increase from the approximate $3.1 million in the prior year period. Exploration and production operations produced approximately 603 MMcfe during the first half of 2005 (3.3 MMcfe per day, net), an increase of 5% from the 575 MMcfe produced in the prior year.
Oil production during the second quarter and a portion of the first quarter from one Sand Wash Basin fractured Niobrara well and a partial contribution of gas production from the Fort Worth Basin during the second quarter, offset declining production from the Pipeline Field in the first half of 2005 as compared to the first half of 2004.
Oilfield services generated record six month revenue of $9.5 million in 2005, a 72% increase over the $5.5 million in the prior year period. Consolidated performed 3,028 cementing, acidizing and fracturing jobs during the first half of 2005, a 56% increase over the 1,946 jobs in the prior year period. Of the 1,082 job increase over the prior year period, 335 were increases in cement jobs (28% increase), 469 were increases in acidizing jobs (102% increase) and 278 were increases in fracturing jobs (92% increase).

News Release
For Immediate Release
Proved Reserves
As required by the Company’s senior secured note facility, the Company had a reserve report prepared as of June 30, 2005 by its independent reserve engineers, Netherland, Sewell & Associates, Inc. (“NSAI”). NSAI estimated 13.4 billion cubic feet of natural gas equivalent (“Bcfe”) at June 30, 2005, a 46% increase in proved reserves from the 9.2 Bcfe estimated at December 31, 2004. The after-tax SEC PV-10% value increased from approximately $24 million at December 31, 2004 to approximately $37 million at June 30, 2005.
The 4.2 Bcfe net increase in reserves was due to: (i) a 5.1 Bcfe increase from extensions and discoveries relating to the initial estimate of proved reserves in the Fort Worth Basin for nine proved locations (five proved developed producing wells and four proved undeveloped locations, offsetting two proved producing wells) and increased estimates of proved reserves in the Sand Wash Basin for three proved locations (one proved developed producing well and two new proved undeveloped locations, which offset the proved producing well); partially offset by (ii) a 0.8 Bcfe decrease in proved reserves due to 0.6 Bcfe of first half production and a 0.2 Bcfe net negative revision of proved reserves in the Pipeline Field, partially offset by a positive revision of proved reserves in the Sand Wash Basin.
Proved Reserves

Total Proved	Oil	Gas	Total	SEC PV-10% (1)
	(MBbls)	(MMcf)	(MMcfe)	(millions)

Dec. 31, 2004	194	8,043	9,204	$23.7
Production	(29)	(431)	(603)
Extensions and Discoveries	240	3,623	5,063
Revisions	188	(1,348)	(219)

June 30, 2005	593	9,886	13,446	$37.1

Proved Developed	353	4,577	6,696

(1)	The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, after giving effect to federal or state income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine the “present value.” The present value reflects the effect of time on the revenue stream. PV-10 should not be construed as being representative of the fair market value of the properties.

News Release
For Immediate Release
Management’s Comments
James A. Tuell, Infinity’s President and Chief Executive Officer, said: “We are pleased to be poised to commence our development drilling program in Erath County, following an exploratory pilot program that we believe met or exceeded our expectations and for which we have received credit for five proved producing locations and four proved undeveloped locations. Our securing of a dedicated new-build rig to drill our inventory of permitted and future locations in Erath County, enhanced by the pending availability of 3-D seismic data, evolving completion techniques and the immediate availability of disposal, gathering, transportation and processing infrastructure, should mark a true inflection point for Infinity as we endeavor to build our production, proved reserve, and non-proved resource bases. We also look forward to drilling our second fractured Niobrara well in Colorado and we are excited about the near-term launch of our technical evaluation process in Nicaragua, once the development and production contract is executed.”
Tuell added, “We are also pleased to see the beginning of Company-wide increases in production and proved reserves and expect that to continue into the foreseeable future as we continue to explore and develop our various resource bases. While the estimates of proved reserves are somewhat conservative in our view, we are looking forward to increasing estimates going forward as our successes hopefully continue and the amount of operational data and experience grows.”
Tuell continued, “As the case has been with recently reported results of its larger, publicly-traded competitors, Consolidated continued to deliver truly outstanding operating and financial results in the second quarter. The trend of heightened exploratory and developmental drilling in the Mid-Continent and in the Powder River Basin is expected to continue into the foreseeable future and Consolidated is well-positioned to be a primary beneficiary of that trend. In addition to the expected increase in cash flow from our exploration and production segment and expected proceeds from issuances of additional senior secured notes, the cash flow from Consolidated has provided us with a unique source of funds — at least among our smaller publicly-traded peers — with which to explore and develop and also to continue to increase our borrowing base for additional sources of funds. With more than half of Consolidated’s previous revenue guidance for 2005 having been achieved already in the traditionally slower first half of the year, we have increased our oilfield services revenue guidance for 2005 to between $18.5 million to $19.0 million.”
Tuell concluded, “Overall, we believe 2005 has been a period of considerable progress for Infinity, as we have established, virtually from scratch, an emerging development play in Erath County in the highly touted Fort Worth Basin / Barnett Shale play and have the necessary Company-owned or third-party infrastructure in place to scale up the project over the next few years, while retaining most elements of control of the project. We are also looking forward to exploring Comanche County in the Fort Worth Basin and

News Release
For Immediate Release
drilling a developmental well or wells in the Sand Wash Basin and at the Pipeline Field in the second half of 2005.”
Webcast / Conference Call Reminder
In addition to a webcast later this afternoon of its 6:00 p.m. Eastern time presentation at EnerCom’s 10th Oil & Gas Conference (please visit the conference website at www.theoilandgasconference.com), the Company will host a conference call tomorrow morning, Friday, August 12, 2005, at 11:00 a.m. Eastern time to discuss the reported financial results and operational update in greater detail. The dial-in number for the call is 877-407-8031 (international participants should dial 201-689-8031). Parties interested in participating in the conference call should dial in approximately ten minutes prior to the start time. The call will also be broadcast live on the Internet at http://www.vcall.com/CEPage.asp?ID=93813.
A replay of the conference call will be available approximately two hours after the completion of the call until August 26, 2005, by dialing 877-660-6853 (international callers should dial 201-612-7415) and entering the conference call ID: 286 and access code ID: 164614. The call will also be archived for until September 12, 2005 at http://www.vcall.com/CEPage.asp?ID=93813.
About Infinity, Inc.
Infinity, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on its Wamsutter Arch Pipeline Field and its Labarge Field located in the Greater Green River Basin in southwest Wyoming and its Sand Wash Basin Field and Piceance Basin Prospect principally in northwest Colorado. Infinity, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River Basin in northeast Wyoming. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”

News Release
For Immediate Release
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include management’s expectations that 3-D seismic survey results will enhance future operations and allow for the “high grading” of an expected multi-year inventory of drilling locations, belief that the Company has the necessary infrastructure in place to scale up and retain most elements of control of its Texas operations over the next few years, expectation to optimize exploratory pilot wells’ production rates, expectations regarding the timing, quantity and type of drilling of or type of wells in Texas and the Rockies during the second half of 2005 and beyond, expectation of the timing of the execution of the exploration and production contract and subsequent operational activity in Nicaragua, guidance for oilfield service revenue and oil and gas production in the second half of 2005, belief that upcoming exploration and production activity will mark an inflection point for the Company as it grows its production, proved reserve and non-proved resource bases and its expectation that such growth will continue into the foreseeable future, belief that Consolidated’s operating markets will continue to show a trend of continued strength, and expectations of increasing cash flow from exploration and production operations and proceeds from the issuance of additional senior secured notes. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.
You can find the Company’s filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

News Release
For Immediate Release
INFINITY, INC. AND SUBSIDIARIES
Selected Unaudited Operating and Financial Data by Operating Division

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
Oilfield Service Statistics
(Dollars in thousands)

Job type:
Cementing	799	721	772	1,520	1,185
Acidizing	471	456	267	927	458
Fracturing	383	198	165	581	303

Total jobs	1,653	1,375	1,204	3,028	1,946

Job revenue:
Cementing	$2,234	$1,886	$2,058	$4,120	$3,055
Acidizing	482	402	274	884	517
Fracturing	2,730	1,737	1,211	4,467	2,263
Other	218	196	22	414	33
Discounts	(216)	(152)	(220)	(368)	(329)

Total revenue	$5,448	$4,069	$3,345	$9,517	$5,539

Exploration and Production Statistics
(Dollars in thousands)

Production Volumes:
Natural gas (MMcf)	219.4	211.5	266.7	430.9	470.1
Oil and condensate (MBbls)	19.5	9.1	8.2	28.6	17.5
Natural gas equivalents (MMcfe; 6:1)	336.4	266.1	315.9	602.5	575.1

Financial Results:
Total revenue	$2,204	$1,445	$1,701	$3,649	$3,073
Production expenses (1)	1,010	439	523	1,449	926
Production taxes	201	169	195	370	351

Financial Results, per Mcfe:
Total revenue	$6.55	$5.43	$5.38	$6.05	$5.34
Production expenses (1)	3.00	1.65	1.66	2.40	1.61
Production taxes	0.60	0.64	0.62	0.61	0.61

(1)	Production expenses in the second quarter and first half of 2005 include initial production expenses in the Sand Wash Basin and Fort Worth Basin resulting from the hauling of fluids that are anticipated to be reduced or eliminated in future periods. As a result, production expense per unit of production (per Mcfe) may be lower in future periods.
# # #